Exhibit 99.1

FORM 906 CLOSING AGREEMENT ON FINAL DETERMINATION
COVERING SPECIFIC MATTERS

     Under Sections 7121 and 6224 (c) of the Internal Revenue Code, the R.H. Donnelley Corporation, formerly the Dun & Bradstreet Corporation (D&B), c/o Northern Trust Co., 1001 Winstead Drive, Gary, NC 27513-2117 TIN 13-2740040, and the Commissioner of Internal Revenue make the following closing agreement:

     WHEREAS, D&B was, during the period January 1, 1986 through December 31, 1991, the common parent of the affiliated group D&B and Subsidiaries (the taxpayers);

     WHEREAS, A.C. Nielsen was, during the period January 1, 1986 through December 31, 1991, a wholly owned subsidiary of D&B and a member of the affiliated group D&B & Subsidiaries;

     WHEREAS, D&B and Subsidiaries filed consolidated federal income tax returns for taxable years ended December 31, 1986, December 31, 1987, December 31, 1988, December 31, 1989, December 31, 1990, and December 31, 1991;

     WHEREAS, D&B and A.C. Nielsen reported distributive share items of income, gain, expense and loss from Nieuw Willemstad Partnership (NWP), EIN 98-0105744, and Oud Philipsburg Partnership (OPP), EIN 98-0113157, on the D&B and Subsidiaries consolidated federal income tax return for the calendar years 1989, 1990, and 1991;

     WHEREAS, one of the distributive share items reported by the taxpayers from NWP was capital loss claimed upon the sale of LIBOR notes issued to OPP and the taxpayers claimed capital loss carrybacks based on that loss;

     WHEREAS, the taxpayers also reported capital losses, and claimed capital loss carrybacks from LIBOR notes issued to NWP and then distributed to D&B and A.C. Nielson;

     WHEREAS, the Commissioner of Internal Revenue issued a notice of Final Partnership Administrative Adjustment to Nieuw Willemstad Partnership, EIN 98-0105744, for reported tax years ending October 31, 1989, October 31, 1990, December 31, 1990, and June 30, 1991;

     WHEREAS, the Commissioner of Internal Revenue issued a notice of Final Partnership Administrative Adjustment to Oud Philipsburg Partnership, EIN 98-0113157, for reported tax years ending March 31, 1990, March 31, 1991, and June 30, 1991;

     WHEREAS, on September 21, 2000, NWP, through its Tax Matters Partner, filed a Petition For Readjustment Of Partnership Items with the United States District Court for the District of Columbia, captioned Nieuw Willemstad Partnership, et al, v. United States, No. 1:00-cv-2257; and

     WHEREAS, on September 21, 2000, OPP, through its Tax Matters Partner, filed a Petition For Readjustment Of Partnership Items with the United States District Court for the District of Columbia captioned Oud Philipsburg Partnership et al, v. United States, No. 1:00-cv-2258; and

     WHEREAS, NWP and OPP, and the Department of Justice, representing the Commissioner, have reached an agreement for resolving the District Court cases, the terms of which are reflected in Exhibit A, attached to this agreement;

     WHEREAS, certain disputes in addition to those at issue in the District Court cases have arisen between the parties to this Agreement relating to the treatment of affected items and computational adjustments, as defined in sections 6231(a)(5) and (a)(6), of the taxpayers with respect to NWP and OPP, including whether the taxpayers are subject to additions to tax under sections 6662 and 6663 with respect to any portion of any underpayment of tax attributable to partnership items, affected items, or NWP and OPP computational adjustments;

     WHEREAS, the parties now wish to determine with finality, for federal income tax purposes, the affected items and computational adjustments arising out of the NWP and OPP partnerships and the NWP and OPP partnership transactions.

     NOW, THEREFORE, IT IS HEREBY DETERMINED AND AGREED for Federal income tax purposes that:

     1. The taxpayers are entitled to deduct 50% of the fees paid to Merrill Lynch & Co. with respect to NWP and OPP and their transactions, in the years 1989, 1990 and 1991, as follows:

1989	$1,077,000
1990	$2,078,649
1991	$500,813

The remaining deductions claimed by the taxpayers for Merrill Lynch fees are disallowed.

     2. That there is a penalty due from the taxpayers for the taxable year 1988, under the provisions of I.R.C. section 6662(a), in the amount of $19,000,000. $9,500,000 of the penalty amount is on an underpayment attributable to carryback losses from the taxable year December 31, 1989, attributable to the taxpayers’ interest in NWP and the sale of LIBOR notes originally issued to NWP. $9,500,000 of the penalty amount is on an underpayment attributable to carryback losses from the taxable year December 31, 1990 and attributable to the taxpayers’ interest in OPP and the sale of LIBOR notes originally issued to OPP.

     3. The taxpayers, in accordance with section 6224(b), waive the restrictions on the assessment and collection of any deficiency attributable to partnership items (with interest as required by law) provided in section 6225 (a) .

     4. The taxpayers, in accordance with section 6224 (b) and 6213(d), also waive the restrictions provided by sections 6230(a) and 6213(a), and consents to the assessment and collection of tax attributable to the affected items, including any additions to tax, and computational adjustments; plus any interest provided by law.

     5. The Commissioner and the taxpayers agree to the computational adjustments flowing from the agreement between the taxpayers and the Department of Justice with respect to the partnership items of NWP and OPP, at issue in the District Court cases, and from this agreement, as reflected in the Form 870 executed simultaneously with this agreement.

     6. On December 29, 1999, D&B mailed and on January 3, 2000, the Service filed D&B’s claim for refund (Form 1120X) claiming a refund of $4,965,660 for the tax year 1991, as a result of an R&E tax credit carryback from 1994. By letter dated May 21, 2003, the Service disallowed D&B’s refund claim. This agreement does not limit D&B’s ability to contest, or the Service’s ability to defend, the Service’s claim disallowance for 1991.

     7. The taxpayers have timely sought the application of section 6621(d) net interest rate of zero for overlapping tax underpayments and overpayments with respect to income tax years of D&B prior to the 1996 spin off (old D&B) and affected by this agreement as set forth in Rev. Proc. 99-43 and Rev. Proc 00-26. In order to avail themselves of Rev. Proc. 99-43 and Rev. Proc. 00-26, the taxpayers must submit within 15 business days from the date of execution of this agreement by the Commissioner, the information set forth in Rev. Proc. 99-43, Section 5.06, which is subject to verification by the Service.

     8. A stipulation of dismissal will be filed with the United States District Court in the NWP and OPP cases within five (5) days after the execution of this Agreement, based on the agreement between the Department of Justice and D&B to resolve the partnership items of NWP and OPP in the manner set forth in Exhibit A;

     This agreement is conditional, and will not become effective or final until this agreement form and related Form 870 is returned to the Commissioner of Internal Revenue and is signed on his or her behalf.

     This agreement is final and conclusive except:

     (1) the matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact;

     (2) it is subject to the Internal Revenue Code sections that expressly provide that effect be given to their provisions (including any stated exception for Code Section 7122) notwithstanding any other law or rule of law; and

     (3) if it relates to a tax period ending after the date of this agreement, it is subject to any law, enacted after the agreement date, that applies to that tax period.

By signing, the above parties certify that they have read and agreed to the terms of this document.

/s/ Robert J. Bush		Date:	12/10/04

Commissioner of Internal Revenue

By:	/s/ Barry B. Ahott	Date:	12/10/04

Title:	Director, Field Operations